Exhibit 2.(a)



                     AMENDED & RESTATED ARTICLES OF INCORPORATION
                                          OF
                             UNISOURCE ENERGY CORPORATION
                             ----------------------------


               KNOW ALL MEN BY THESE PRESENTS: That the incorporators, having associated themselves together for the purpose of forming a corporation under and by virtue of the laws of the State of Arizona did adopt Articles of Incorporation, which are restated as follows:

               FIRST:    The name of the Corporation shall be UniSource
          Energy Corporation.

               SECOND:   The address of the Corporation within the State of
          Arizona shall be 220 West 6th Street, Tucson, Arizona 85701, but the known place of business may be established and maintained in or outside of the State of Arizona at such places as the Board of Directors may designate.

               THIRD:    The purposes for which the Corporation is
          organized shall be the transaction of any or all lawful business for which corporations may be incorporated under Chapter 1 of Title 10, Arizona Revised Statutes.

               The character of business, which the Corporation initially intends actually to conduct in the State of Arizona, is the acquisition and holding of securities of other corporations.

               FOURTH:   The total number of shares of Capital Stock of all
          classes which the Corporation shall have authority to issue is Seventy-Six Million (76,000,000) shares, divided into:

                    One Million (1,000,000) shares of Preferred Stock without par value; and

                    Seventy-Five Million (75,000,000) shares of Common Stock without par value.

          PREFERRED STOCK

               The Board of Directors of the Corporation shall have the authority to divide the Preferred Stock into series and determine the designation, preferences, limitations and relative rights of the shares of each series so established, all to the extent and in the manner provided by law.

          COMMON STOCK

               Subject to the limitations, if any, specified with respect to the Preferred Stock, or any series thereof, dividends may be paid on shares of the Common Stock, out of any funds legally available therefor, when and as declared by the Board of Directors.

               Subject to the limitations, if any, specified with respect to the Preferred Stock, or any series thereof, in the event of any dissolution or other winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for payment and distribution to shareholders shall be distributed ratably in accordance with their holdings to the holders of shares of the Common Stock.

               All voting power shall vest exclusively as the holders of shares of the Common Stock, except as any statute of the State of Arizona shall expressly provide to the contrary, and except as and to the extent otherwise specified with respect to the Preferred Stock, or any series thereof, and each holder of the Common Stock shall, in the election of directors and upon each other matter coming before any meeting of shareholders, be entitled to one vote for each share of such stock standing in the name of such holder on the books of the Corporation.

          GENERAL PROVISIONS

               The Corporation may, subject to such limitations, if any, as may be specified with respect to the Preferred Stock, or any series thereof, amend these Articles of Incorporation from time to time, in as many respects as may be desired and as now or hereafter permitted by law. The rights conferred upon shareholders in these Articles of Incorporation are granted subject to the foregoing right to amend.

               A statutory merger of the Corporation shall not be deemed to be a dissolution or other winding up of the Corporation within the meaning of any provision of these Articles of Incorporation.

               In consideration of the issuance by the Corporation of shares of the Capital Stock of the Corporation, each and every present and future holder of shares of the Capital Stock of the Corporation shall be conclusively deemed, by acquiring or holding such shares, to have expressly consented to all and singular the terms and provisions of these Articles of Incorporation and to have agreed, among other things, that the voting rights of such holder shall be as set forth in, or determined pursuant to, this Article.

               FIFTH:    The period of duration of the Corporation shall be
          perpetual.

               SIXTH:    (A) The corporate powers of the Corporation shall
          be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a Board of Directors consisting of a number of persons, not less than eight nor more than fifteen, as fixed or changed from time to time by the Board of Directors. Directors shall receive reasonable compensation for the services, which they perform. Directors shall be elected annually by the shareholders at the annual meeting of shareholders and when so elected shall serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

               Any action required or permitted by these Articles of Incorporation to be taken by the Board of Directors of the Corporation may be taken by a duly authorized committee of the Board of Directors, except as otherwise required by law.

                         (B)  No director of the Corporation shall be
          personally liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a Director; provided, however, that nothing herein shall be deemed to eliminate or limit any liability which may not be so eliminated or limited under the laws of the State of Arizona, as in effect at the effective date of this paragraph (B) of Article SIXTH or as thereafter amended. No amendment, modification or repeal of this paragraph (B) shall eliminate or limit the protection afforded by this paragraph (B) to a director with respect to any act or omission occurring before the effective date thereof.

                         (C) (1) The Corporation shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any individual who is or was a party to or otherwise involved in (or threatened to be made a party to or otherwise involved in) any Proceeding (as hereinafter defined) because such individual is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all Liability (as hereinafter defined) incurred by such individual in connection with such Proceeding.

               As used in this paragraph (C) of Article SIXTH, (a) the term "Expenses" includes attorneys' fees and all other costs and expenses reasonably related to a Proceeding; (b) the term "Liability" means the obligation to pay a judgment, settlement, penalty or fine (including any excise tax assessed with respect to an employee benefit plan) and reasonable Expenses incurred with respect to a Proceeding, and includes without limitation obligations and Expenses that have not yet been paid but that have been or may be incurred; and (c) the term "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including without limitation any action, suit or proceeding by or in the right of the Corporation and including, further, any appeal in connection with any such action, suit or proceeding.

                              (2)  The Corporation shall, to the maximum
          extent permitted by applicable law, pay any Expenses incurred by a director or officer of the Corporation in defending any such Proceeding in advance of the final disposition thereof upon receipt of any undertaking by or on behalf of such individual to repay such advances if it is ultimately determined that such individual did not meet any standard of conduct prescribed by applicable law and upon the satisfaction of such other conditions as may be imposed by applicable law.

                              (3)  The Corporation, by resolution of the
          Board of Directors, may extend the benefits of this paragraph (C) of Article SIXTH to employees and agents of the Corporation (each individual entitled to benefits under this paragraph (C) being hereinafter sometimes called an "Indemnified Person").

                              (4) All rights to indemnification and to the advancement of expenses granted under or pursuant to this paragraph (C) shall be deemed to arise out of a contract between the Corporation and each person who is an Indemnified Person at any time while this paragraph (C) is in effect and may be evidenced by a separate contract between the Corporation and each Indemnified Person; and such rights shall be effective in respect of all Proceedings commenced after the effective date of this paragraph (C), whether arising from acts or omissions occurring before or after such date. No amendment, modification or repeal of this Article shall affect any rights or obligations theretofore existing.

                              (5)  The Corporation may purchase and
          maintain insurance on behalf of, or insure or cause to be insured, any individual who is an Indemnified Person against any Liability asserted against or incurred by him in any capacity in respect of which he is an Indemnified Person, or arising out of his status in such capacity, whether or not the Corporation would have the power to indemnify him against such liability under this Article. The Corporation's indemnity of any individual who is an Indemnified Person shall be reduced by any amounts such individual may collect with respect to such liability (a) under any policy of insurance purchased and maintained on his behalf by the Corporation or (b) from any other entity or enterprise served by such individual.

                              (6) The rights to indemnification and to the advancement of Expenses and all other benefits provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to serve in the capacity in respect of which such person was an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such person.

                              (7)  The Board of Directors shall have the
          power and authority to make, alter, amend and repeal such procedural rules and regulations relating to indemnification and the advancement of Expenses as it, in its discretion, may deem necessary or expedient in order to carry out the purposes of this Article, such rules and regulations, if any, to be set forth in the Bylaws of the Corporation or in a resolution of the Board of Directors.

               SEVENTH: The name and address of each incorporator were as follows:

                         Name                          Address
                         ----                          -------

                    Joseph Mirrione               225 West 34th Street
                                                  Suite 2110
                                                  New York, New York  10122

                    Oriel Thomas                  225 West 34th Street
                                                  Suite 2110
                                                  New York, New York  10122

               EIGHTH:   The name and street address of the Corporation's
          statutory agent are as follows:

                         Name                          Address
                         ----                          -------

                    Dennis R. Nelson              220 West 6th Street
                                                  Tucson, Arizona  85702

               IN WITNESS WHEREOF, the undersigned, UniSource Energy Corporation, an Arizona corporation, has executed the foregoing Restated Articles of Incorporation of UniSource Energy Corporation by its President, Charles E. Bayless, and by its Secretary, Dennis R. Nelson, whose signatures are acknowledged as hereinafter set forth, and said Corporation by said officers hereby states that the foregoing Restated Articles of Incorporation set forth all of the operative provisions of the Articles of Incorporation of UniSource Energy Corporation as heretofore amended and that the Restated Articles of Incorporation correctly set for the without change the provisions of the Articles of Incorporation as heretofore amended and that the Restated Articles of Incoporation supersede the original Articles of Incorporation and all amendments thereto, and said officers further state that said Restated Articles of Incorporation were heretofore duly adopted by the Board of Directors of the Corporation.

                                        UNISOURCE ENERGY CORPORATION


                                        By:  /s/ Charles E. Bayless
                                             ------------------------------
                                             Charles E. Bayless
                                        Its: President


                                        By:  /s/ Denniss R. Nelson
                                             ------------------------------
                                             Dennis R. Nelson
                                        Its: Secretary, and Statutory Agent

          STATE OF ARIZONA    )
                              )    ss. Tucson
          COUNTY OF PIMA      )

               Charles E. Bayless and Dennis R. Nelson, President and Secretary of UniSource Energy Corporation, an Arizona corporation, on behalf of the corporation, acknowledged the foregoing instrument before me this 20th day of January 1998.


                                                 /s/ Diana Durako
                                             --------------------------
                                                  Notary Public


          My Commission Expires:

               9-25-98
          ---------------------